As filed with the Securities and Exchange Commission on June 16, 2026

Registration No. 333-287395

Registration No. 333-279772

Registration No. 333-271947

Registration No. 333-264880

Registration No. 333-238926

Registration No. 333-238925

Registration No. 333-231366

Registration No. 333-228290

Registration No. 333-224924

Registration No. 333-211643

Registration No. 333-211642

Registration No. 333-196263

Registration No. 333-181710

Registration No. 333-167015

Registration No. 333-156538

Registration No. 333-145291

Registration No. 333-116697

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-287395

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279772

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271947

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264880

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238926

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238925

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231366

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-228290

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224924

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211643

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211642

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196263

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181710

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167015

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-156538

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-145291

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-116697

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASSERTIO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-0598378
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

100 South Saunders Road, Suite 300

Lake Forest, Illinois 60045

(Address of Principal Executive Offices, including Zip Code)

Assertio Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan

Assertio Holdings, Inc. Inducement Award Program

Assertio Therapeutics, Inc. Amended and Restated 2014 Omnibus Incentive Plan

Assertio Therapeutics, Inc. Inducement Award Program

Amended and Restated Assertio Holdings, Inc. 2004 Employee Stock Purchase Plan

Zyla Life Sciences Amended and Restated 2019 Stock-Based Incentive Compensation Plan

Depomed, Inc. Amended and Restated 2014 Omnibus Incentive Plan

Depomed, Inc. 2014 Omnibus Incentive Plan

Depomed, Inc. Amended and Restated 2004 Employee Stock Purchase Plan

Depomed, Inc. 2004 Equity Incentive Plan

Depomed, Inc. 2004 Employee Stock Purchase Plan

(Full title of the Plans)

Crystal Fisher

Zydus Pharmaceuticals (USA) Inc., 73 Route 31 N., Pennington, New Jersey 08534

Tel. (609) 730-1900

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr

Branden C. Berns

Evan D’Amico

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, California 94111-3715

(415) 393-8373

Krishna Veeraraghavan

Chelsea Darnell

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Assertio Holdings, Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, par value $0.0001 per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Registrant or its predecessors, Assertio Therapeutics, Inc. and Depomed, Inc. (which Registration Statements were adopted by the Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended).

•	Registration Statement on Form S-8 (No. 333-287395), filed with the SEC on May 19, 2025, pertaining to the registration of 8,200,000 Shares issuable under the Assertio Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Plan”).
•	Registration Statement on Form S-8 (No. 333-279772), filed with the SEC on May 29, 2024, pertaining to the registration of (i) 3,390,000 Shares issuable under the 2014 Plan and (ii) 3,000,000 Shares issuable pursuant to equity awards granted as inducement awards under the Assertio Holdings, Inc. Inducement Award Program.
•	Registration Statement on Form S-8 (No. 333-271947), filed with the SEC on May 15, 2023, pertaining to the registration of (i) 4,150,000 Shares issuable under the 2014 Plan, (ii) 58,572 Shares underlying outstanding stock options granted as inducement awards under the Assertio Therapeutics, Inc. Inducement Award Program (the “Inducement Program”) and (iii) 500,000 Shares issuable pursuant to equity awards to be granted as inducement awards under the Inducement Program.
•	Registration Statement on Form S-8 (No. 333-264880), filed with the SEC on May 12, 2022, pertaining to the registration of 5,400,000 Shares issuable under the 2014 Plan.
•	Registration Statement on Form S-8 (No. 333-238926), filed with the SEC on June 4, 2020, pertaining to the registration of (i) 13,000,000 Shares issuable under the 2014 Plan and (ii) 1,200,000 Shares issuable under the Amended and Restated Assertio Holdings, Inc. 2004 Employee Stock Purchase Plan.
•	Registration Statement on Form S-8 (No. 333-238925), filed with the SEC on June 4, 2020, pertaining to the registration of 4,985,875 Shares issuable under the Zyla Life Sciences Amended and Restated 2019 Stock-Based Incentive Compensation Plan.
•	Registration Statement on Form S-8 (No. 333-231366), filed with the SEC on May 10, 2019, pertaining to the registration of 3,650,000 Shares issuable under the Assertio Therapeutics, Inc. Amended and Restated 2014 Omnibus Incentive Plan.
•	Registration Statement on Form S-8 (No. 333-228290), filed with the SEC on November 9, 2018, pertaining to the registration of 1,047,900 Shares issuable pursuant to equity awards granted as inducement awards under the Inducement Program.
•	Registration Statement on Form S-8 (No. 333-224924), filed with the SEC on May 14, 2018, pertaining to the registration of 3,580,000 Shares issuable under the Depomed, Inc. Amended and Restated 2014 Omnibus Incentive Plan.
•	Registration Statement on Form S-8 (No. 333-211643), filed with the SEC on May 26, 2016, pertaining to the registration of 500,000 Shares issuable under the Depomed, Inc. Amended and Restated 2004 Employee Stock Purchase Plan.
•	Registration Statement on Form S-8 (No. 333-211642), filed with the SEC on May 26, 2016, pertaining to the registration of 2,400,000 Shares issuable under the Depomed, Inc. Amended and Restated 2014 Omnibus Incentive Plan.
•	Registration Statement on Form S-8 (No. 333-196263), filed with the SEC on May 23, 2014, pertaining to the registration of 6,150,000 Shares issuable under the Depomed, Inc. 2014 Omnibus Incentive Plan.
•	Registration Statement on Form S-8 (No. 333-181710), filed with the SEC on May 25, 2012, pertaining to the registration of (i) 5,200,000 Shares issuable under the Depomed, Inc. 2004 Equity Incentive Plan (the “2004 EIP”) and (ii) 1,000,000 Shares issuable under the Depomed, Inc. 2004 Employee Stock Purchase Plan (the “2004 ESPP”).
•	Registration Statement on Form S-8 (No. 333-167015), filed with the SEC on May 21, 2010, pertaining to the registration of (i) 2,500,000 Shares issuable under the 2004 EIP and (ii) 500,000 Shares issuable under the 2004 ESPP.

•	Registration Statement on Form S-8 (No. 333-156538), filed with the SEC on December 31, 2008, pertaining to the registration of 1,750,000 Shares issuable under the 2004 EIP.
•	Registration Statement on Form S-8 (No. 333-145291), filed with the SEC on August 9, 2007, pertaining to the registration of (i) 1,500,000 Shares issuable under the 2004 EIP and (ii) 500,000 Shares issuable under the 2004 ESPP.
•	Registration Statement on Form S-8 (No. 333-116697), filed with the SEC on June 21, 2004, pertaining to the registration of (i) 3,500,000 Shares issuable under the 2004 EIP and (ii) 500,000 Shares issuable under the 2004 ESPP.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration any unissued and unsold securities registered pursuant to the above-referenced Registration Statements.

On May 13, 2026, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zydus Worldwide DMCC, a limited liability company incorporated under the laws of the United Arab Emirates (“Parent”), Zara Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and, solely for purposes of Section 9.20 thereof, Zydus Pharmaceuticals (USA) Inc., a New Jersey corporation. Pursuant to the Merger Agreement, on May 18, 2026, Purchaser commenced a tender offer (the “Offer”) to purchase all of the issued and outstanding Shares at a price of $23.50 per Share, payable in cash, without interest and subject to any applicable withholding of taxes. The Offer expired one minute after 11:59 p.m., Eastern Time, on June 15, 2026, and on June 16, 2026, Purchaser irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer. On June 16, 2026, pursuant to the Merger Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

The foregoing description of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 13, 2026.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Pennington, New Jersey, on June 16, 2026. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

ASSERTIO HOLDINGS, INC.

/s/ Ravi Yadavar
Name: Ravi Yadavar Title: Treasurer